Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

                                 State or Other
                                 Jurisdiction of                   Effective
Name of                          Incorporation                     Percent
Subsidiary                       or Organization                   Owned
-------------------------------  --------------------------------  ---------
Intsys Share Limited             British Virgin Islands                  100

Hytechnology, Inc.               Delaware, United States                  70

Megabase Investment Limited      British Virgin Islands                  100

Shenzhen Digitainment Co. Ltd.   Wholly Foreign Owned Enterprise,        100
(Trading in the name of          People's Republic of China
 Shenzhen Hytechnology Inc.)

Fantatech Development, Inc.      People's Republic of China               40

Chongqing FantaWild FunPlex
 Tour Co. Ltd.                   People's Republic of China              100


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